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Exhibit Number (a)(5)
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FORM OF LETTER TO ELIGIBLE OPTION HOLDERS



                                [GRAPHIC OMITTED]


              Two Bala Plaza o Suite 400 o Bala Cynwyd, PA 19004 o
                    Phone: 610.667.7700 o Fax: 610.664.8739

                                                                February 7, 2002

Dear Judge Option Holder:

As you know, the Board of Directors has approved the Judge Employee Stock Option Exchange Program. This voluntary program allows Judge employees to tender existing options to be cancelled and exchanged for new options that will be granted on the date of the first meeting of the Stock Option Committee of our Board of Directors held more than six months and one day after the date we cancel the options accepted for exchange, which we currently expect to be on or after August 29, 2002. We have included with this letter the following materials:
   o   a detailed description of the offer titled Offer to Exchange,
   o   an Election Form that you will need to complete and return to us,
   o a Withdrawal Form that you will need to complete if you decide to withdraw any tendered options, and
   o a Personnel Option Status Report showing your outstanding option grants. You should read the information provided and consider your decision carefully. If you wish to participate in this program, your Election Form must be received by Sue Rowdon, Stock Option Administrator, at The Judge Group, Inc., Two Bala Plaza - Suite 400, Bala Cynwyd, PA 19004, by 5:00 p.m., Eastern time, on February 28, 2002 or by facsimile at (610) 784-8330. If you have any questions about the offer after reading the enclosed materials, you can call Amy Feldman, General Counsel, at (610) 667-7700 or e-mail her at afeldman@judge.com.


                                          Sincerely,
                                          Martin E. Judge, Jr.
                                         Chief Executive Officer



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